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EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-8 of Renal Treatment Centers, Inc. of our report dated February 8, 1997, which includes reference to information audited by other auditors for which the dates of their reports are July 14, 1995 and March 31, 1995, on our audits of the financial statements and financial statement schedule of Renal Treatment Centers, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference in this registration statement on Form S-8 to our firm under the caption "Interests of Named Experts and Counsel."


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
June 9, 1997